NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

July 30, 2020	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2020 THIRD QUARTER

Financial Highlights:
•Significant third quarter reduction in debt of $104.9 million
•Strong third quarter operating cash flow exceeded $57.0 million; YTD exceeded prior year by $34.2 million
•Memorialization segment reports higher sales for third fiscal quarter and YTD
•Third quarter GAAP EPS of $0.07; Non-GAAP adjusted EPS of $0.80

PITTSBURGH, PA, July 30, 2020 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its third quarter of fiscal 2020 and nine months ended June 30, 2020.

In discussing the results for the Company’s fiscal 2020 third quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“I am very pleased with the performance of our overall business during these challenging times. The relative stability of our consolidated results reflects the diversity of our core businesses and highlights what we believe to be the strength of the franchise … leading market positions in stable end markets. Our performance has allowed us to deliver very strong cash flow for the fiscal 2020 third quarter and corresponding debt reduction which well exceeded last year’s performance.

“The Memorialization segment reported sales growth compared to a year ago, reflecting higher casket sales and an increase in sales of cremation equipment. These gains were partially offset by lower cemetery memorial products sales, which were impacted by many local stay-at-home orders that limited families’ access with cemeteries to arrange for their memorials. However, we anticipate most of these orders are deferred to a future date.

“Also, while economic conditions were slower during the quarter due to the pandemic, our SGK Brand Solutions segment performed well, particularly in our core brand packaging portion of the business. Despite more competitive customer pricing, sales volumes for our brand packaging business were relatively steady, particularly in the North America and Asia Pacific regions. Engineering sales, which are included in our SGK Brand Solutions segment, increased during the quarter reflecting our recent expansion into the energy storage market, but sales of cylinders and surfaces, primarily in the European region, declined for the quarter reflecting the economic impacts on those markets.

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
“Sales for our Industrial Technologies segment declined for the quarter compared to a year ago, also reflecting the slower global economy. Incoming orders for our warehouse automation solutions remained strong, but access to job sites to complete these orders was temporarily restricted due to the pandemic. Backlogs for the warehouse automation business continued to build, and, like our memorial products business, we anticipate these orders are deferred to a future date.

“I remain extremely proud of the efforts of our leadership team to ensure the safety and well-being of our employees under these challenging conditions and I continue to be equally as proud of the work and commitment of our employees.”

Third Quarter Fiscal 2020 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q3 FY2020	Q3 FY2019	Change	% Change
Sales	$359.4	$379.3	$(19.9)	(5.2)%
Net income attributable to Matthews	$2.3	$14.6	$(12.3)	(84.5)%
Diluted earnings per share	$0.07	$0.46	$(0.39)	(84.8)%
Non-GAAP adjusted net income	$24.8	$28.4	$(3.6)	(12.7)%
Non-GAAP adjusted EPS	$0.80	$0.90	$(0.10)	(11.1)%
Adjusted EBITDA	$49.4	$59.0	$(9.6)	(16.3)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended June 30, 2020 were $359.4 million, compared to $379.3 million for the same quarter a year ago. Net income attributable to the Company for the quarter ended June 30, 2020 was $2.3 million, or $0.07 per share, compared to $14.6 million, or $0.46 per share, for the same quarter last year. A significant portion of the net income decrease related to non-cash charges including the acceleration (beginning in the fiscal 2019 fourth quarter) of the amortization of certain discontinued trade names in the SGK Brand Solutions segment and a reserve for a letter of credit in connection with a previous incineration equipment project in Saudi Arabia. In addition, the decline reflected charges related to the Company's cost reduction program. Net income for the current quarter also reflected a gain on the divestiture of the Company’s ownership interest in a pet cremation business.

Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2020 third quarter was $49.4 million, compared to $59.0 million a year ago. On a non-GAAP adjusted basis, earnings for the fiscal 2020 third quarter were $0.80 per share, compared to $0.90 per share a year ago. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Sales for the Memorialization segment for the fiscal 2020 third quarter were $162.1 million, compared to $158.2 million for the same quarter a year ago. The increase was primarily the result of higher casket and cremation equipment sales, partially offset by lower cemetery memorial products sales. International memorial product sales and mausoleum sales were unfavorably impacted by COVID-19. Changes in foreign currency exchange rates had an unfavorable impact of $369,000 on the segment’s current quarter sales compared to a year ago.

The SGK Brand Solutions segment reported sales of $165.8 million for the quarter ended June 30, 2020, compared to $181.9 million a year ago. The decline primarily reflected lower brand packaging revenues in North America and Europe and a decrease in private label sales. Sales of cylinders (primarily supporting the tobacco industry) and surfaces also declined for the current quarter. All regions reported some level of commercial impact from COVID-19, but the impact remains difficult to quantify. These declines were partially offset by higher sales for engineered products, primarily reflecting sales into the energy storage industry. Merchandising solutions sales were also higher for the quarter, due in part to

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
new sales of face shields. Changes in currency rates had an unfavorable impact of $3.4 million on current quarter sales compared to a year ago.

Sales for the Industrial Technologies segment for the fiscal 2020 third quarter were $31.5 million, compared to $39.1 million a year ago. The decline primarily resulted from lower sales for each of the segment's principal product lines primarily reflecting the commercial impacts of COVID-19. Changes in foreign currency rates had an unfavorable impact of $166,000 on current quarter sales compared to a year ago.

Nine Months Fiscal 2020 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2020	YTD FY2019	Change	% Change
Sales	$1,099.2	$1,144.9	$(45.7)	(4.0)%
Net (loss) income attributable to Matthews	$(94.6)	$33.1	$(127.7)	(385.3)%
Diluted (loss) earnings per share	$(3.04)	$1.05	$(4.09)	(389.5)%
Non-GAAP adjusted net income	$59.1	$72.8	$(13.7)	(18.8)%
Non-GAAP adjusted EPS	$1.90	$2.30	$(0.40)	(17.4)%
Adjusted EBITDA	$139.0	$161.6	$(22.6)	(14.0)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the nine months ended June 30, 2020 were $1.10 billion, compared to $1.14 billion a year ago. Consistent with the results for the third fiscal quarter, the Memorialization segment reported higher year-to-date sales, reflecting increased casket sales partially offset by lower sales of cemetery memorial products. Year-to-date sales for the SGK Brand Solutions segment were lower than a year ago, reflecting lower brand packaging sales in North America and Europe as well as lower sales of cylinders, surfaces and engineered products. Consolidated sales also reflected a decrease in sales for the Industrial Technologies segment, principally due to lower warehouse automation sales resulting primarily from deferrals of existing orders. Changes in foreign currency exchange rates had an unfavorable impact of $10.4 million on consolidated sales compared to a year ago.

Net loss attributable to the Company for the first nine months of fiscal 2020 was $94.6 million, or $3.04 per share, compared to net income attributable to the Company of $33.1 million, or $1.05 per share in the prior year. A significant portion of the decrease resulted from the write-down of goodwill and the accelerated amortization of certain discontinued trade names in the SGK Brand Solutions segment, and charges related to the Company's cost reduction program. Net loss for the current year also reflected the third quarter gain on the divestiture of the Company’s ownership interest in a pet cremation business and the unfavorable impact of a reserve for a letter of credit in connection with the incineration equipment project in Saudi Arabia.

Adjusted EBITDA for the nine months ended June 30, 2020 was $139.0 million, compared to $161.6 million a year ago. On a non-GAAP adjusted basis, earnings for the first nine months of fiscal 2020 were $1.90 per share, compared to $2.30 per share a year ago. The decline primarily resulted from lower adjusted EBITDA offset partially by a reduction in interest expense. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
Outlook

Mr. Bartolacci further stated: “With respect to the remaining three months of our fiscal year, COVID-19 continues to create uncertainty in the global markets and the industries that we serve. However, with the stable nature of our largest businesses, we expect the impact on our operating results to continue to be relatively limited on a consolidated basis.

“In the Memorialization segment, demand remains steady compared to a year ago for caskets and cremation equipment and, more importantly, order rates for cemetery memorials have recently normalized. For the SGK Brand Solutions segment, sales volumes for the brand packaging portion of the business have continued to remain relatively stable, particularly for packaging of consumer products such as food, cleaning products, household goods, and pharmaceuticals. Sales of cylinders and surfaces in Europe have been unfavorably impacted by the current economic conditions but are expected to improve next quarter while sales of engineered products into the energy storage market are expected to grow. Our Industrial Technologies segment has a solid backlog for our warehouse automation business, but our ability to complete projects is dependent on access to customer sites and the economy.

“Cash flow management efforts will continue to be a high priority for the remainder of the fiscal year and we currently expect additional debt reduction in the fourth fiscal quarter.”

Webcast

The Company will host a conference call and webcast on Friday, July 31, 2020 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the teleconference call until Friday, August 14, 2020. To listen to the archived call, dial (412) 317-6671 and enter the conference ID number 13706865. The webcast replay will be available on the Company’s website at www.matw.com, where a transcript will also be posted once available.

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, such as coronavirus disease 2019 ("COVID-19") or other disruptions to our industries, customers, or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Sales	$359,422	$379,294	(5.2)%	$1,099,166	$1,144,871	(4.0)%
Cost of sales	(238,469)	(242,116)	(1.5)%	(737,722)	(745,001)	(1.0)%
Gross profit	120,953	137,178	(11.8)%	361,444	399,870	(9.6)%
Gross margin	33.7%	36.2%		32.9%	34.9%

Selling and administrative expenses	(97,882)	(97,944)	(0.1)%	(302,191)	(302,584)	(0.1)%
Amortization of intangible assets	(17,825)	(9,543)	86.8%	(53,639)	(27,165)	97.5%
Goodwill write-down	—	—	100.0%	(90,408)	—	100.0%
Operating profit (loss)	5,246	29,691	(82.3)%	(84,794)	70,121	(220.9)%
Operating margin	1.5%	7.8%		(7.7)%	6.1%

Interest and other deductions, net	(9,606)	(11,278)	(14.8)%	(32,930)	(33,090)	(0.5)%
(Loss) income before income taxes	(4,360)	18,413	(123.7)%	(117,724)	37,031	(417.9)%
Income taxes	6,209	(3,989)	(255.7)%	22,672	(4,429)	(611.9)%
Net income (loss)	1,849	14,424	(87.2)%	(95,052)	32,602	(391.6)%
Non-controlling interests	420	205	104.9%	491	541	(9.2)%
Net income (loss) attributable to Matthews	$2,269	$14,629	(84.5)%	$(94,561)	$33,143	(385.3)%

Earnings (loss) per share -- diluted	$0.07	$0.46	(84.8)%	$(3.04)	$1.05	(389.5)%

Earnings per share -- non-GAAP(1)	$0.80	$0.90	(11.1)%	$1.90	$2.30	(17.4)%

Dividends declared per share	$0.21	$0.20	5.0%	$0.63	$0.60	5.0%

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Sales:
SGK Brand Solutions	$165,780	$181,930	$513,515	$557,881
Memorialization	162,118	158,217	478,342	474,279
Industrial Technologies	31,524	39,147	107,309	112,711
	$359,422	$379,294	$1,099,166	$1,144,871

Adjusted EBITDA:
SGK Brand Solutions	$20,846	$29,891	$61,808	$86,612
Memorialization	37,734	36,075	103,020	101,361
Industrial Technologies	4,679	7,278	15,205	15,665
Corporate and Non-Operating	(13,862)	(14,290)	(41,009)	(42,015)
Total Adjusted EBITDA(1)	$49,397	$58,954	$139,024	$161,623

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	June 30, 2020	September 30, 2019
ASSETS
Cash and cash equivalents	$42,904	$35,302
Accounts receivable, net	271,238	318,756
Inventories, net	182,351	180,274
Other current assets	73,175	49,384
Total current assets	569,668	583,716
Property, plant and equipment, net	239,070	237,442
Goodwill	756,056	846,807
Other intangible assets, net	347,205	400,650
Other long-term assets	172,617	121,988
Total assets	$2,084,616	$2,190,603

LIABILITIES
Long-term debt, current maturities	$23,114	$42,503
Other current liabilities	281,918	237,376
Total current liabilities	305,032	279,879
Long-term debt	837,770	898,194
Other long-term liabilities	340,072	293,294
Total liabilities	1,482,874	1,471,367

SHAREHOLDERS' EQUITY
Total shareholders' equity	601,742	719,236
Total liabilities and shareholders' equity	$2,084,616	$2,190,603

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Nine Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(95,052)	$32,602
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	88,418	60,759
Changes in working capital items	41,726	(14,543)
Goodwill write-down	90,408	—
Other operating activities	(1,892)	10,596
Net cash provided by operating activities	123,608	89,414

Cash flows from investing activities:
Capital expenditures	(25,486)	(31,963)
Acquisitions, net of cash acquired	—	(11,525)
Other investing activities	32,885	(23,311)
Net cash provided by (used in) investing activities	7,399	(66,799)

Cash flows from financing activities:
Net proceeds from long-term debt	(92,060)	16,395
Purchases of treasury stock	(2,372)	(21,815)
Dividends	(19,813)	(19,254)
Other financing activities	(8,845)	(5,489)
Net cash used in financing activities	(123,090)	(30,163)

Effect of exchange rate changes on cash	(315)	(421)

Net change in cash and cash equivalents	$7,602	$(7,969)

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$1,849	$14,424	$(95,052)	$32,602
Income tax (benefit) provision	(6,209)	3,989	(22,672)	4,429
(Loss) income before income taxes	$(4,360)	$18,413	(117,724)	37,031
Net losses attributable to noncontrolling interests	420	205	491	541
Interest expense	8,082	10,508	26,935	31,068
Depreciation and amortization *	30,168	20,483	88,418	60,759
Acquisition costs (1)**	304	2,980	2,912	8,386
ERP integration costs (2)**	745	2,355	2,160	6,337
Strategic initiatives and other charges (3)**	5,570	1,037	25,040	3,149
(Gain) loss on sale of ownership interests in a subsidiary (4)	(11,208)	—	(11,208)	4,465
Legal matter reserve (5)	10,566	—	10,566	—
Non-recurring / incremental COVID-19 costs (6)	1,871	—	2,534	—
Goodwill write-down (7)	—	—	90,408	—
Joint Venture depreciation, amortization, interest expense and other charges (8)	2,473	866	4,732	866
Stock-based compensation	2,539	1,156	7,078	6,169
Non-service pension and postretirement expense (9)	2,227	951	6,682	2,852
Total Adjusted EBITDA	$49,397	$58,954	$139,024	$161,623
Adjusted EBITDA margin	13.7%	15.5%	12.6%	14.1%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a (gain) loss on the sale of ownership interests in a subsidiary within the Memorialization segment.
(5) Represents a reserve established for a legal matter involving a letter of credit for a customer in Saudi Arabia within the Memorialization segment.
(6) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(7) Represents the goodwill write-down for two reporting units within the SGK Brand Solutions segment.
(8) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(9) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $21,833 and $12,757 for the SGK Brand Solutions segment, $5,549 and $4,840 for the Memorialization segment, $1,450 and $1,545 for the Industrial Technologies segment, and $1,336 and $1,341 for Corporate and Non-Operating, for the three months ended June 30, 2020 and 2019, respectively. Depreciation and amortization was $65,274 and $37,364 for the SGK Brand Solutions segment, $15,024 and $14,898 for the Memorialization segment, $4,320 and $4,630 for the Industrial Technologies segment, and $3,800 and $3,867 for Corporate and Non-Operating, for the nine months ended June 30, 2020 and 2019, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $1,794 and $449 for the SGK Brand Solutions segment and $4,128 and $5,923 for Corporate and Non-Operating, for the three months ended June 30, 2020 and 2019, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $697 for the Memorialization segment for the three months ended June 30, 2020. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $9,058 and $3,858 for the SGK Brand Solutions segment and $19,032 and $14,014 for Corporate and Non-Operating, for the nine months ended June 30, 2020 and 2019, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $1,754 for the Memorialization segment and $268 for the Industrial Technologies segment, for the nine months ended June 30, 2020.

Matthews International Reports Results for Fiscal 2020 Third Quarter

July 30, 2020
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2020		2019		2020		2019
		per share		per share		per share		per share
Net income (loss) attributable to Matthews	$2,269	$0.07	$14,629	$0.46	$(94,561)	$(3.04)	$33,143	$1.05
Acquisition costs (1)	228	—	2,373	0.08	2,184	0.07	6,373	0.20
ERP integration costs (2)	559	0.02	1,869	0.06	1,620	0.05	4,816	0.15
Strategic initiatives and other charges (3)	4,177	0.15	830	0.03	18,915	0.62	2,393	0.08
(Gain) loss on sale of ownership interests in a subsidiary (4)	(8,406)	(0.27)	90	—	(8,406)	(0.27)	3,394	0.10
Legal matter reserve (5)	7,924	0.25	—	—	7,924	0.25	—	—
Non-recurring / incremental COVID-19 costs (6)	1,403	0.04	—	—	1,900	0.06	—	—
Goodwill write-down (7)	—	—	—	—	81,861	2.63	—	—
Joint Venture amortization and other charges (8)	1,561	0.05	210	0.01	2,433	0.08	210	0.01
Non-service pension and postretirement expense (9)	1,671	0.06	759	0.02	5,012	0.16	2,167	0.07
Amortization	13,368	0.43	7,606	0.24	40,229	1.29	20,646	0.65
Tax-related	—	—	—	—	—	—	(300)	(0.01)
Adjusted net income	$24,754	$0.80	$28,366	$0.90	$59,111	$1.90	$72,842	$2.30

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 25% for the three and nine months ended June 30, 2020, and 20.3% for the three months and 24% for the nine months ended June 30, 2019, respectively.
(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a (gain) loss on the sale of ownership interests in a subsidiary within the Memorialization segment.
(5) Represents a reserve established for a legal matter involving a letter of credit for a customer in Saudi Arabia within the Memorialization segment.
(6) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(7) Represents the goodwill write-down for two reporting units within the SGK Brand Solutions segment.
(8) Represents the Company's portion of intangible amortization and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(9) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

- ### -